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                                                                   EXHIBIT 10.18

                               SUBLEASE AGREEMENT
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         THIS SUBLEASE AGREEMENT is made and entered into on the 8th day of
December, 1998, by and between International Poison Center Consortium, Inc. (a wholly owned subsidiary of Product Safety, Resources, Inc.), a Minnesota corporation ("Sublessor") and FirePond. Inc., a Minnesota corporation ("Sublessee").

                                    RECITALS

         A. By Standard Office Lease dated February 13, 1997 (attached as Exhibit A and referred to herein as the "Office Lease"), Appletree Ltd. leased to Institutional Pharmacy Support Services, Inc. ("IPSS"), certain premises consisting of approximately 2,467 square feet of office space comprising Suite 1050 of the building commonly known as Riverview Office Tower, 8009 34th Avenue South, Bloomington, Minnesota as more further described in the Office Lease (the "Premises").

         B. The Landlord's interest in the Office Lease was subsequently assigned to Glenborough Properties, L.P., then to Glenborough Fund V, L.P. ("Owner").

         C. By Assignment and Assumption Agreement dated July 16, 1998, IPSS assigned the Tenant's interest in the Office Lease to International Poison Center Consortium, Inc. (a wholly owned subsidiary of Product Safety Resources, Inc.).

         D. Sublessee desires to sublease the Premises from Sublessor and Sublessor desires to sublease the Premises to Sublessee.

         THEREFORE, in consideration of the mutual promises of the parties set forth in this Sublease Agreement and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Sublessor and Sublessee agree as follows:

ARTICLE 1.  PREMISES

         Sublessor hereby leases to Sublessee and Sublessee hereby takes from Sublessor the Premises, subject to and together with the benefit of the terms, covenants, conditions and provisions of this Sublease Agreement.

ARTICLE 2.  TERM

         The term of this Sublease Agreement (the "Term") shall commence on December 1, 1998 (the "Commencement Date") and shall terminate on March 31, 2002 unless sooner terminated as

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provided herein. Sublessor shall deliver possession of the Premises to Sublessee on the date of full execution of this Sublease Agreement. During such time, all terms and provisions of this Sublease Agreement shall be applicable, except that Base Rent and Additional Rent shall commence as of the Commencement Date.


ARTICLE 3.  USE

         The Premises shall be used and occupied only for general office use, to include the development, sales and support of enterprise sales / marketing software. Sublessee shall use the Premises only for those purposes permitted in the Office Lease.

ARTICLE 4.  RENT

         A. Sublessee agrees to pay Sublessor during the Term the Base Rent as follows:

               PERIOD         RENTAL PER SQUARE FOOT   MONTHLY BASE RENT

         12/1/98 to 3/31/99           $10.50               $2,158.63
          4/1/99 to 3/31/00           $11.00               $2,261.42
          4/1/00 to 3/31/01           $11.50               $2,364.21
          4/1/01 to 3/31/02           $12.00               $2,467.00


         B. In addition to the Rent payable pursuant to the Rent Schedule, Sublessee shall pay to Sublessor together with the monthly installments of Rent payable by Sublessee hereunder, such additional amounts as Sublessor, in its capacity as tenant, is obligated to pay under the Office Lease, including, but not limited to, Sublessor's proportionate share of taxes, insurance, maintenance charges and other operating expenses ("Additional Rent").

         C. All Rent and Additional Rent payable under this Sublease by Sublessee shall be paid, without notice or prior demand therefor and without any deduction or set-off whatsoever, to Sublessor at the address set out in Article 15 hereof or at such place as Sublessor may designate from time to time by written notice to Sublessee given in the manner set out in Article 15 hereof. All Rent and Additional Rent shall be payable on the first day of each month during the Term.

ARTICLE 5.  OFFICE LEASE

         A. Except as inconsistent with the provisions of this Sublease Agreement, the terms, provisions, covenants and conditions of the Office Lease are incorporated herein by reference in like manner as though the same were specifically set forth herein. Except as may be otherwise specifically provided herein, the Sublessee shall have all rights and privileges and assumes and agrees to keep and perform all of the obligations, conditions and covenants of the tenant set forth under the Office Lease as though Sublessee were substituted as tenant thereunder. It is agreed


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and understood between the parties hereto that the Sublessee obtains and is granted no more rights and privileges under this Sublease Agreement than Sublessor as tenant under the Office Lease.

         B. The obligations, conditions and covenants of the Owner as the Landlord under the Office Lease shall remain the Owner's, and Sublessor shall not be required to perform the same in the event of a default by the Owner. Notwithstanding the foregoing, the Sublessor shall have all the rights and privileges of the Owner as Landlord under the Office Lease, except as herein otherwise specifically provided.

         C. Sublessor and Sublessee each agree not to do or suffer or permit anything to be done which would result in default under the Office Lease or cause the Office Lease to be terminated or forfeited.

ARTICLE 6.  CONDITION OF THE DEMISED PREMISES

         Sublessee shall take possession of the Premises in "as-is" condition. Sublessor represents that to Sublessor's knowledge, the Premises do not contain asbestos or other hazardous substances, as defined under applicable federal, state and local statutes, and that the Premises conform to the requirements of the Americans with Disabilities Act. Sublessor's knowledge is hereby defined as the actual knowledge of Stephen Swantek as of the date hereof.

ARTICLE 7.  PAYMENT OF FEES

         Sublessee will pay and discharge all costs, attorneys' fees and expenses that may be incurred by Sublessor in enforcing the covenants and agreements of this Sublease Agreement or as may otherwise be required in the Office Lease.

ARTICLE 8.  INSURANCE

         Sublessee shall maintain and have Sublessor named as an additional insured on all insurance required to be maintained by Sublessor, as Tenant under the Office Lease. The insurance policies maintained by Sublessee shall provide that the same may not be cancelled, terminated or altered without thirty (30) days prior written notice sent by registered mail to the Sublessor and Owner. The insurance maintained by the Sublessee shall contain an endorsement containing an express waiver of subrogation in favor of Sublessor and Owner and any additional premium or cost to provide such endorsement shall be paid by Sublessee.

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ARTICLE 9.  INDEMNIFICATION

         Sublessee agrees that it will indemnify and hold Sublessor and Owner forever harmless as provided in paragraph 8.E. of the Office Lease, which indemnification and agreement to hold harmless shall also include any and all responsibility or liability which Sublessor may incur by virtue of this Sublease Agreement arising out of any failure of Sublessee in any respect to comply with and perform the requirements and provisions of the Office Lease or this Sublease Agreement.

ARTICLE 10.  ASSIGNMENT

         Sublessee shall not transfer, sell, assign or pledge this Sublease or further sublease the Premises, or any part thereof without compliance with the requirements of the Office Lease relating thereto and obtaining the prior written consent of the Sublessor and Owner, which approval shall not be unreasonably withheld or delayed.

ARTICLE 11.  ALTERATIONS AND IMPROVEMENTS

         Sublessee shall not make any alterations and improvements to the Premises without complying with the terms of the Office Lease relating thereto and obtaining the prior written consent of Sublessor and Owner.

ARTICLE 12.  SURRENDER OF THE PREMISES

         Upon the expiration of the Term of this Sublease Agreement, or any sooner termination hereof, Sublessee shall remove its equipment and trade fixtures promptly (repairing any damage caused thereby) and quit and surrender the Premises.

ARTICLE 13.  DEFAULT/REMEDIES

         A. If any one or more of the following events occurs, then Sublessee shall be deemed to be in default under this Sublease Agreement:

                  1. Sublessee fails to pay, when due, the Base Rent, or Additional Rent as provided under this Sublease Agreement;

                  2. Sublessee fails to keep, observe or perform any of the other terms, covenants and conditions herein to be kept, observed and performed by Sublessee under this Sublease Agreement for more than twenty (20) days after written notice is given to Sublessee specifying the nature of such default. Notwithstanding the foregoing, if the applicable grace period set forth in the Office Lease shall be


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                  shorter than that provided herein, the grace period set forth in the Office Lease shall supersede the grace period set forth in this subparagraph.

         B. If a default occurs, then Sublessor shall be entitled to exercise any and all of the rights and remedies provided to the Owner as Landlord under the Office Lease. Any remedies under this Sublease Agreement shall not be deemed exclusive, but shall be cumulative and shall be in addition to all other remedies available to Sublessor existing at law or in equity.

ARTICLE 14.  CONSENTS

         A. Wherever the Owner's consent as Landlord is required by the provisions of the Office Lease, the Sublessee must, in addition to securing such consent, also obtain the prior written consent of the Sublessor, which consent of the Sublessor shall not be unreasonably withheld or delayed.

         B. In no event shall Sublessee be entitled to any damages for any withholding or delay in giving its consent and the Sublessee understands and agrees that its sole remedies shall be limited to an action for summary judgment, an injunction or declaratory judgment.

ARTICLE 15.  NOTICES

         A. Sublessor shall immediately forward to the Sublessee all billings, reports, written statements or notices received by Sublessor from Owner as Landlord under the Office Lease. Sublessee shall forward to Sublessor all reports and written statements required of the Tenant under the Office Lease at least ten (10) days prior to the date such reports or written statements are due under the Office Lease.

         B. Any notice, demand, request or other communication which may be or is required to be given by the Sublessee to the Owner as Landlord under the Office Lease shall be effective only if a copy of the notice to the Landlord is either delivered personally or sent to the Sublessor as provided under subparagraph C below.

         C. Any notice which one party wishes or is required to give to the other party will be regarded as effective if in writing and either delivered personally to such party or an authorized representative of the party or sent certified or registered mail, return receipt requested postage pre-paid to the addresses below, or such other addresses as either party may, from time to time, designate by written notice to the other party:

SUBLESSOR: Product Safety Resources, Inc.      Sublessee: FirePond, Inc.
           Attn: Steve Swantek                 Attn: Klaus Besier, President
           1295 Bandana Blvd., Suite 335       25 Burlington Mall Rd., Suite 300
           St. Paul, MN  55108                 Burlington MA, 01803

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ARTICLE 16.  RELATIONSHIP OF THE PARTIES

         Nothing contained in this Sublease shall be deemed or construed by the parties hereto or by a third party to create the relationship of principal and agent or of partnership or joint venture or of any association whatsoever between Sublessor and Sublessee. It is hereby expressly understood and agreed that neither the method of computation of rent or any other provisions contained in this Sublease Agreement, nor any act or acts of the parties hereto shall be deemed to create any relationship between Sublessor and Sublessee other than the relationship of Sublessor and Sublessee.

ARTICLE 17.  INVALIDITY

         If any part of this Sublease Agreement or any part of any provision hereof shall be adjudicated to be void or invalid, then the remaining provisions hereof not specifically so adjudicated to be invalid, shall be executed without reference to the part or portion so adjudicated, insofar as such remaining provisions are capable of execution.

ARTICLE 18.  IMPORTANCE OF EACH COVENANT

         Each covenant and agreement on the part of one party is understood and agreed to constitute an essential part of the consideration for each covenant and agreement on the part of the other party.

ARTICLE 19.  CONDITIONS

         This Sublease Agreement is dependent and conditioned upon the Owner executing its consent to this Sublease Agreement. In the event such condition is not satisfied or named by December 1, 1998, then this Sublease Agreement shall be null and void and neither party hereto shall have any liability or responsibility to the other, except for such liability as shall have accrued prior to such termination.

ARTICLE 20.  SUCCESSORS AND ASSIGNS

         This Sublease Agreement and all covenants and agreements contained herein shall be binding upon, apply and inure to the benefit of the respective successors and assigns of the


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parties to this Agreement, subject to the restrictions imposed under this
Sublease Agreement and the Office Lease relating to assignment by the Sublessee.

ARTICLE 21.  NON-WAIVER

         Sublessor's or Sublessee's failure to insist upon strict performance of any covenant of this Sublease Agreement or to exercise any option or right herein contained shall not be a waiver or relinquishment for the failure of such covenant, right or option, but the same shall remain in full force and effect. Sublessor is specifically authorized to accept a partial payment (no matter how such payment may be labeled or conditionally delivered) without such acceptance being deemed a waiver of the balance of the amount owed.

ARTICLE 22.  APPLICABLE LAW

         This Sublease Agreement shall be construed under the laws of the State of Minnesota.

ARTICLE 23.  ENTIRE AGREEMENT/AMENDMENTS

         This Sublease Agreement and the Exhibits attached hereto (including the Office Lease) set forth all of the covenants, promises, agreements, conditions and understanding between Sublessor and Sublessee concerning the Premises and there are no other covenants, promises, agreements, conditions or understandings, either oral or written, between them other than those which are set forth in this Sublease Agreement. Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Sublease Agreement shall be binding upon the Sublessor or the Sublessee unless reduced to writing and signed by both parties.

ARTICLE 24.  COUNTERPARTS

         This Sublease Agreement and the Acknowledgment and Consent attached hereto may be separately executed as counterparts which shall be then read together and enforced.

ARTICLE 25.

         Sublessee covenants and agrees that Sublessor shall have no responsibility or liability in any way whatsoever to Sublessee for a breach by the Landlord under the Prime Lease of its obligations as landlord under the Prime Lease. If the Landlord under the Prime Lease is in default under the Prime Lease and as a result of such default Sublessor is entitled to a rent abatement or reduction, then in such event, said rent abatement or reduction shall be passed through to Sublessee and Sublessee shall be entitled to a similar rent abatement or reduction under this Sublease.

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ARTICLE 26.

         Sublessor represents and warrants that the Prime Lease is in full force and effect and in good standing. Sublessor covenants to pay all rent and additional rent when due under the Prime Lease and to keep the Prime Lease in good standing during the term of this Sublease provided Sublessee is not in default hereunder.



         IN WITNESS WHEREOF, the parties hereto have executed this Sublease Agreement the day and year first above-written.



         SUBLESSOR:                     PRODUCT SAFETY RESOURCES, INC.



                                        By:  /s/ Steve Swantek
                                             ----------------------------------
                                        Its:  President and CEO
                                             ----------------------------------
                                              12/8/98


         SUBLESSEE:                     FIREPOND, INC.



                                        By:  /s/ Klaus Besier
                                             ----------------------------------
                                        Its:  President and CEO
                                             ----------------------------------


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